Exhibit 99.1

NEWS RELEASE – For Immediately Release

Corporate Contact	Investor Relations

MTS Medication Technologies, Inc.	Porter, LeVay & Rose, Inc.
Michael P. Conroy, CFO	Michael Porter, Investor Relations
Phone: 727-576-6311, Ext. 464	Tom Gibson, Media Relations
Fax: 727-573-1100	Phone: 212-564-4700
ir@mts-mt.com	Fax: 212-244-3075
plrmail@plrinvest.com

MTS MEDICATION TECHNOLOGIES SIGNS AGREEMENT WITH OMNICARE

Approximately $17 million anticipated from machine, service and recurring consumables sales

ST.     PETERSBURG, Fla. – May 8, 2007 – MTS Medication Technologies, Inc. (“MTS”) (AMEX:MPP), today announced that it has entered into an agreement to provide the latest versions of its AccuFlex™ and Express™ II OnDemand® machines to its largest customer, Omnicare, Inc. (NYSE:OCR), a leading provider of pharmaceutical care for the elderly.

Omnicare has indicated that it will use the OnDemand machines in the hub-and-spoke system it is developing. MTS anticipates it will install 24 machines (16 Express II and 8 AccuFlex) for this project. OnDemand is designed to interface with a pharmacy’s existing system to receive orders, fill a punch card as needed and deliver a patient-labeled product on a “just-in-time” basis for customers. The AccuFlex and Express II combine proven MTS OnDemand technology with robotic pick and place systems, resulting in accurate and efficient automation with the flexibility to fill a variety of medication package formats.

It is expected that this agreement will generate approximately $17 million in equipment, service and new consumable revenue for MTS over its fiscal years 2008 and 2009. MTS believes the equipment portion of this sale will have a lower margin than is typical for MTS OnDemand systems due, in part, to the fact that the majority of the manufacturing will be outsourced.

“We are pleased Omnicare has placed its confidence in us as their partner in executing this new initiative. We believe our automation solutions will enable them to serve their long-term care customers more efficiently by bringing new levels of productivity to their hub-and-spoke model,” says Todd E. Siegel, MTS President and Chief Executive Officer. “During the past several years, we have worked closely with Omnicare and believe our automated systems have been valuable in their medication packaging and delivery strategies.”

Siegel concludes, “We believe this agreement is a good indication of our largest customer’s long-term commitment to our Company, products and services. We look forward to continuing the fine relationship we have developed for the benefit of both companies and our respective end users.”

About MTS

Founded in 1984, MTS Medication Technologies (www.mts-mt.com) is an international provider of medication compliance packaging systems designed to improve medication dispensing and administration. MTS manufactures automated packaging machines and related consumables for prescription medications and nutritional supplements. The Company serves approximately 8,000 pharmacies worldwide.

This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission or otherwise. Statements contained herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions described above. Forward-looking statements may include, but are not limited to, projections of revenue, income or losses, the value of contracts, capital expenditures, plans for future operations, the elimination of losses under certain programs, financing needs or plans, compliance with financial covenants in loan agreements, plans for sale of assets or businesses, plans relating to products or services of the Company, assessments of materiality, predictions of future events and the effects of pending and possible litigation, as well as assumptions relating to the foregoing. In addition, when used in this discussion, the words “anticipates”, “estimates”, “expects”, “intends”, “plans” and variations thereof and similar expressions are intended to identify forward-looking statements. In particular, all statements regarding future revenues related to the new Omnicare contract are forward-looking statements.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations.  Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein.  Statements in the Press Release describe factors, among others, that could contribute to or cause such differences.  Other factors that could contribute to or cause such differences include, but are not limited to, unanticipated increases in operating costs, labor disputes, customer rejection of any installed OnDemand machine, capital requirements, increases in borrowing costs, product demand, pricing, market acceptance, hurricanes and other natural disasters, intellectual property rights and litigation, risks in product and technology development and other risk factors detailed in the Company’s Securities and Exchange Commission filings.

Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof.  The Company undertakes no obligation to publicly release the result of any revisions of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events.

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